EXHIBIT 10.1

                                 CONSYGEN, INC.
                       10201 SOUTH 51ST STREET, SUITE 140
                             PHOENIX, ARIZONA 85044

Carriage House Capital                                       May 19, 1997
2530 South Rural Road
Tempe, AZ  85282
Attn:  Howard Baer, President

Dear Howard:

         We have received your proposal that we issue you 300,000 shares of stock. We appreciate the services you have rendered to ConSyGen over the last year.

         We shall issue to you 300,000 shares, as you have requested, upon the following terms and conditions:

     1. These shares shall be in full satisfaction of all amounts due now or in the future under any existing arrangement between Carriage House Capital, Inc. and/or its affiliates ("CHC"), and ConSyGen, Inc., a Texas corporation, and/or its wholly-owned subsidiary, ConSyGen, Inc., an Arizona corporation, and their respective affiliates (together, the "Company"), including, without limitation, $1,153,000 of indebtedness of ConSyGen, Inc., an Arizona corporation, to CHC, acquired by CHC from certain persons who loaned money to ConSyGen, Inc., an Arizona corporation.

     2. All agreements between CHC and the Company shall terminate, except that CHC shall until June 14, 1998 (i) have a right of first refusal with respect to any debt or equity financing of the Company and (ii) without further compensation provide such consulting services to the Company as the Company may reasonably request. The terms of the CHC first refusal right shall be as set forth below. The Company shall provide written notification to CHC of the terms and conditions of the proposed financing (the "Notice"). If CHC does not agree in writing within five
         (5) business days of receipt of the Notice from the Company, to provide the Company with financing in the amount set forth in the Notice and on terms and conditions at least as favorable to the Company as those set forth in the Notice, then the Company shall be free to proceed with the financing which is the subject of the Notice. In addition, if any individual previously introduced to the Company by CHC makes an investment in the Company after the date hereof, CHC shall be entitled to reasonable compensation in an amount to be agreed by CHC and the Company.

     3. CHC shall execute and deliver to Wolinetz, Gottlieb and Lafazan, P.C., the Company's independent accountants, such documents as they require in connection with their audit of the financial statements of the Company.

     4. CHC shall execute such further documents as are reasonably required by the Company to give effect to this letter agreement.

         If these terms are acceptable to you, please sign where indicated below and return to me.

AGREED AND ACCEPTED                                  BEST REGARDS,
Carriage House Capital
                                                     ConSyGen, Inc.
/s/Howard Baer
---------------------------
Howard Baer, President
                                                     /s/Robert L. Stewart
                                                     ---------------------------
                                                     Robert L. Stewart, Chairman









                             CARRIAGE HOUSE CAPITAL
                           1223 E. BROADWAY, SUITE #1
                                 TEMPE, AZ 85282
                                 (602) 731-9100
                                  FAX 731-9565

June 14, 1996


Mr. Robert Stewart
International Data Systems
10201 S. 51st Street
Phoenix, AZ  85044

Dear Bob:

         As  per  our   conversations,   Carriage   House   Capital   (CHC)  and
International Data Systems (IDS) have agreed to fund IDS as follows:

     1. CHC will seek loans up to $500,000 for IDS subject to IDS filing a 504K public offering, which will be arranged by CHC. The lenders will receive one warrant to purchase additional shares of IDS after one year, at $5 per share for each two dollars loaned to the company.

     2. CHC will orchestrate a 504K public offering, to be filed in New York, for $1,000,000, which is the maximum allowed under the 504 registration. This will be for 2,000,000 shares at $.50 per share. These shares will have warrants attached to purchase one warrant for each two shares purchased. The warrants will not be exercisable for one year and will be at $5 per share.

     3. All warrants issued for the above will be exercisable at $5.00, will not be exercisable for one year unless registered by the company at a later date, will be callable after the first year, and will be good for two years.

     4. CHC will arrange for meetings in New York with brokers and investors to assist in the selling of the 2,000,000 shares. CHC will also arrange for at least three NASD member firms to maintain a market in the shares of IDS.

The final capitalization would be as follows:

         Presently issued (rounded off)     6,750,000 shs     57.5%

         Employee Options                   1,725,000         14.7%

         IPO                                2,000,000        17.05%

         OPTIONS @ $5.00 (Maximum)          1,250,000        10.66%

         TOTAL-Fully diluted               11,725,000       100.00%

TOTAL FUNDS WHEN EXERCISED:

         IPO                $1,000,000
         WARRANTS            6,250,000

TOTAL FOR 28%               $7,250,000
FEES and COSTS (approx)        200,000











June 14, 1996
Page 2
IDS Agreement
                                  COMPENSATION

     1. CHC will receive the balance of the original 300,000 shares at $.01 per share.

     2. Ten (10%) per cent of the funds raised will be held for brokers fees. This would be $100,000.

     3. CHC would receive $50,000 in compensation and expenses of $7,500 upon completion of the IPO.

     4. CHC would receive 300,000 warrants at $5.00. Part of these would be retained by CHC and the remainder paid to brokers for their assistance. These warrants would be transferable.

                                AGREEMENT BY IDS

IDS agrees that if for any reason the 504K cannot be completed, but a minimum of $200,000 has been raised in loans, CHC would be allowed to proceed with a reverse merger into a public company.

IDS agrees that loans previously given to IDS by CHC or HOWARD BAER can be converted into loans on the 504K and further converted into the IPO.

Upon completion of the 504K, IDS agrees to retain CHC as a non-exclusive financial consultant at the monthly rate of $3,500 per month for a period of 24 month. CHC will provide continued market support, broker and shareholder relations, and additional equity funding when and if required by IDS. The company also agrees to give CHC the right of first refusal on any future financing the company may need during a period of two years from the date of this agreement.

IDS agrees that CHC will have the exclusive right to finance IDS for 90 days subject to a minimum of $100,000 being received by IDS by the close of business Friday, June 21, 1996.

If you are in agreement with the terms of our working relationship, please sign where appropriate and return one duplicate original of this letter. We will begin working upon completion of a signed agreement.

Sincerely,                                      Consented and agreed to:
                                                INTERNATIONAL DATA SYSTEMS


/s/Kevin C. Baer                                /s/Robert L. Stewart
------------------------------                  ----------------------------
Kevin C. Baer, Vice President                   Robert L. Stewart, President














                          CARRIAGE HOUSE CAPITAL, INC.
351 Newbury Street                                  1223 East Broadway, Suite #1
Boston, MA 02115                                    Tempe, AZ  85282
(617) 536-1920                                      (602) 731-9100
Fax (617) 536-6062                                  Fax (602) 731-9565


October 26, 1995


Mr. Robert Stewart
International Data Systems
10201 S. 51st Street
Suite 140
Phoenix, AZ  85044

Dear Bob:

         Based on our conversations, Carriage House Capital, Inc., (CHC) is prepared to assist IDS in securing the funds presently needed by IDS in a two step process. The first would be to raise funds needed immediately for monthly expenses on an "as needed" basis, while at the same time arranging for more substantial, long term financing via a public offering or private Investors.

         After making several inquiries around Wall Street as to the availability of firms to participate in an IPO, I firmly believe that a reverse merger into a blind pool, followed by a secondary offering in the spring of next year would be much more beneficial to you in order to retain the greater amount of equity in the company. I will explain the benefits of this the next time we meet.

         It is my understanding that the company needs approximately $100,000 per month to meet its negative cash flow. Our goal would be to raise this amount monthly while giving up as little equity as possible.

Based on these assumptions, CHC is prepared to assist you in the following:

     1. Raise equity financing at the rate of a minimum of $100,000 per month for at least six months (IDS determines the length of time), while seeking permanent, long term financing of approximately $5 to $7 million. The first raising of at least $100,000 is to be completed within 60 days of the effective date of this agreement. The minimum term may be reduced if proportionately larger raisings are achieved within the term.

     2. Locate and acquire an existing public company to merge with, if that is the direction that we (CHC and IDS) decide to go in.

     3. Locate an underwriter to do an IPO for $5 million or more, or, if merged with an existing public company, to do a secondary offering of $5 million or more.

In consideration of the consulting services to be provided in conjunction with all of the above, CHC would be entitled to compensation as follows:

     4. An option to purchase a maximum of 300,000 IDS shares at $0.01 per share on the following basis:

         a.       upon the signing of this agreement - 100,000 shares;
         b. upon the raising of each successive $100,000 until a total raising of $400,000 is reached, a further 50,000 shares until the balance of 200,000 shares is reached.








         In the event that IDS completes its financing independently of CHC, CHC will have the right to purchase the remainder of this share entitlement at $0.01 per share.

     5. A cash payment of 10% of the gross proceeds of any equity financing received by the company by any party introduced by CHC, other than an underwriter, upon receipt of such financing.

     6. A cash payment of 5% of the gross proceeds of any equity financing received by the company by any party whose investment is made with CHC's direct involvement.

     7. A cash payment of 3% with a minimum of $150,000 upon completion of the above-noted public offering arranged by CHC.

It is agreed that if the company completes a full equity financing as set forth above by any source first introduced by CHC within two years, then IDS will be obligated to pay CHC, at the closing of such financing, an amount equal to the compensation outlined herein.

Upon completion of a full equity financing as set forth above, IDS agrees to retain CHC as a non-exclusive financial consultant at the monthly rate of $3,500 per month for a period of 24 months. CHC will provide continued market support, broker and shareholder relations, and additional equity funding when and if required by IDS. The company also agrees to give CHC the right of first refusal on any future financing the company may need during a period of two years from the date of this agreement.

IDS is to retain the right to purchase, within one year of the date of this agreement, the initial allotment of 100,000 IDS shares for a sum of $25,000 if CHC has not been able to obtain at least $100,000 in equity financing for IDS.

If you are in agreement with the terms of our working relationship, please sign where appropriate and return one duplicate original of this letter to us. We are prepared to begin working as soon as the agreement is signed.

We look forward to working with you and if you have any questions please do not hesitate to call us.

Sincerely,

CARRIAGE HOUSE CAPITAL, INC.                      Consented and agreed to:
                                                  INTERNATIONAL DATA SYSTEMS

/s/Howard R. Baer                                 /s/Robert L. Stewart
--------------------------                        -----------------------------
Howard R. Baer, President                         Robert L. Stewart, President